LINCOLN GOLD CORP.
PO BOX 3711 STN TERMINAL
349 WEST GEORGIA STREET, VANCOUVER
BC CANADA V6B 3Z1

April 18th, 2004

Mr. Kenneth D. Cunningham
President and Chief Executive Officer
Miranda U.S.A., Inc.
Miranda Gold Corp.,
306-1140 Homer Street
Vancouver, B.C. V6B 2X6
CANADA

Re: Hercules Joint Venture, Lyon County, Nevada

Dear Mr. Cunningham:

The purpose of this letter ("Letter Agreement") is to set forth binding contract terms between Miranda U.S.A., Inc., a Wyoming corporation ("Miranda USA") and its parent corporation, Miranda Gold Corp., a British Columbia corporation ("Miranda Gold") (collectively, "Miranda") and Lincoln Gold Corp., a Nevada corporation ("Lincoln"). The properties subject to this Letter Agreement are ownership and leasehold interests in unpatented mining claims located in Lyon County, Nevada, known collectively as the Hercules Prospect, all as described more specifically in Attachment 1 hereto (the "Properties").

1. Grant of Exclusive Right to Acquire Interest in Properties and Enter into Joint Venture Agreement. Miranda hereby grants to Lincoln the exclusive right to acquire an undivided interest in the Properties, subject to the terms and conditions of this Letter Agreement and a Joint Venture Agreement, which shall be based upon the Rocky Mountain Mineral Law Foundation's Model Exploration, Development and Mine Operating Agreement, 1996 Edition ("Form 5A"), as more specifically described in paragraph 4 below.

2. Within 5 business days after the signing of this Letter Agreement Lincoln shall make a payment to Miranda in the amount of $10,000.

3. Lincoln Payments and Work Expenditures. In order to maintain this Letter Agreement in effect, Lincoln must make the payments and incur the work expenditures described in paragraphs 3.A and 3.B below, respectively. If Lincoln fails in either case to do so, the sole effect shall be termination of this Letter Agreement as of the applicable deadline, except for the BLM and County maintenance fees due in 2004 for the claims within the Properties, except for the first annual payment due to Miranda by September 8, 2004 and except for certain lease and claim maintenance payments as provided in paragraph 3.B below. By signing this Letter Agreement Lincoln guarantees that it will pay the BLM and County maintenance fees due in 2004 for the claims within the Properties, will pay to Miranda the first lease payment by September 8, 2004 and will complete the first $75,000 work expenditure or 3600 feet of drilling, as described in paragraph 3.B below, by September 18, 2004.

A. Payments: The following payments to Miranda shall be due on or before the following dates:

Due Date	Amount
September 8, 2004	$14,000
September 8, 2005	$16,500
September 8, 2006	$26,500
September 8, 2007	$39,000
September 8, 2008 and every year thereafter :	$3,000

Miranda shall designate an account to which such payments may be made by wire transfer. A payment shall be deemed to have been made timely by Lincoln if its wire transfer is initiated or its check is transmitted by express courier on or before the applicable due date. Miranda shall apply the above payments to the extent necessary to timely pay in full all lease and option payments due the underlying property owners. The Property is subject to the royalty described in paragraph 6 below. Until the parties enter into a Joint Venture Agreement pursuant to paragraph 4 below, Lincoln shall have sole responsibility and liability for annual BLM and County maintenance fees for unpatented claims within the Properties.

B. Work Expenditures: Lincoln shall expend the following amounts by each of the following dates on Exploration (as defined in Form 5A) operations on or for the benefit of the Properties:

Deadline	Amount

September 8, 2004	$75,000 or 3600 feet of reverse circulation drilling, whichever is less
September 8, 2005	$150,000
September 8, 2006	$150,000
September 8, 2007 and every year thereafter until commencement of commercial production:	$200,000

Excess amounts expended in any year shall credit against subsequent years' requirements only until such time as Lincoln has expended $2,500,000 by September 8, 2009 and earned a 60.0 percent Participating Interest in the Joint Venture. Failure to meet the work commitments in any year causes forfeiture of a 100% interest in the project back to Miranda. If Miranda elects to be carried until Lincoln has earned a 70% interest as described in paragraph 5 below, then all property expenditures shall be the responsibility of Lincoln until Lincoln has earned its 70% Participating Interest. Failure by Lincoln to meet the work commitments in any year causes forfeiture of a 100% interest in the project back to Miranda.

If this Letter Agreement terminates within 60 days of the due dates for any lease or other contractual payments related to the Properties or within 90 days of the deadline for annual BLM and County maintenance fees for unpatented claims within the Properties, Lincoln shall be obligated to make those payments or pay those fees, as applicable. No Properties shall be dropped or released while this Letter Agreement remains in effect, unless both Lincoln and

Miranda approve of same in writing. For purposes of determining what charges and costs will credit against the above expenditure requirements, the parties shall utilize the Accounting Procedures attached as Exhibit B to Form 5A, with the exception that the charge under Subsection 2.13(a)(i) of those accounting procedures for Lincoln's home office and general and administrative expenses shall be a flat fee of 5.0% of all Allowable Costs (as defined in those Accounting Procedures). Lincoln and Miranda agree that this figure may be adjusted upward if Lincoln can demonstrate by audited statements that home office and general and administrative expenses related to the Joint Venture are greater than 5.0% of all Allowable Costs and that the percentage charge should be raised by at least 1.0 to a total of 6.0% or higher. Any such increase must be reconfirmed on an annual basis, and if not reconfirmed the percentage charge allowed will revert to 5.0%.

C. Responsibility for Reclamation and Environmental Conditions: Unless and until the parties enter into a Joint Venture Agreement pursuant to paragraph 4 below, Lincoln shall have sole responsibility and liability for reclamation of disturbances of the Properties caused by its Exploration operations pursuant to paragraph 3.B above; and Miranda shall retain sole responsibility and liability for all other environmental conditions of the Properties. If and at such time as the parties enter into the Joint Venture Agreement pursuant to paragraph 4 below, the responsibility and liability for the environmental conditions of the Properties, regardless of when created, shall be borne by the Joint Venture, unless Lincoln continues to work towards a larger Participating Interest, in which case Lincoln shall continue to have sole responsibility and liability for reclamation of disturbances of the Properties caused by its Exploration operations until such time as the parties enter into the Joint Venture Agreement with determined Participating Interests.

4. Conditions for Entering into Joint Venture Agreement and Lincoln's Retention of a 60%

Interest. Subject to Miranda’s election in paragraph 5, at such time as Lincoln has expended $2,500,000 before September 8, 2009:

A. The parties shall enter into a Joint Venture Agreement, based upon Form 5A, which shall be modified so as to be consistent with the provisions of this Letter Agreement and to incorporate the terms contained in Attachment 2 hereto;

B. Lincoln shall contribute as its Initial Contribution pursuant to Section 5.1 of Form 5A its undivided 60% interest in the Properties;

C. Miranda shall contribute as its Initial Contribution pursuant to Section 5.1 of Form 5A its undivided 40% interest in the Properties; and

D. This Letter Agreement shall terminate, and all subsequent operations on and for the benefit of the Properties shall be governed by the Joint Venture Agreement.

If Lincoln fails to expend at least $2,500,000 by September 8, 2009, this Letter Agreement shall terminate as of that date.

If Miranda elects to allow Lincoln to proceed to a 70% interest, as described in paragraph 5 herein, then this Letter Agreement shall continue to govern the agreement between the parties until Lincoln has earned a 70% interest, and then the Initial Contributions described above in this paragraph 4 shall be Lincoln as to 70% and Miranda as to 30%.

5. Miranda, at its election, can participate at 40% or elect to be carried until Lincoln makes a positive decision to develop what is determined by a bankable Feasibility Study and other studies, as required, to be an economic deposit on the Property. By delivering the bankable Feasibility Study and other relevant studies and information that support Lincoln’s decision to develop, to Miranda, Lincoln will have earned an additional 10% interest with the result that it shall own a 70% interest and Miranda will own a 30% interest. If Miranda elects to be carried until Lincoln has earned a 70% interest as described herein, then all property expenditures shall be the responsibility of Lincoln until Lincoln has earned its 70% Participating Interest.

6. Purchase of Portion of Underlying Royalty. Lincoln and Miranda understand that some or all of the Properties are burdened by a royalty in net smelter returns, pursuant to the underlying Property Option Agreements. A copy of the royalty terms are attached hereto as Attachment 3. Miranda has the right to reduce those royalties by 3%, upon payment of $2,180,000 to the underlying Optionors/Vendors. If the Management Committee of the Joint Venture determines that such a purchase is in the best interests of the Joint Venture, it shall direct the Manager to purchase same, and the Manager shall issue a cash call to the Participants, who shall provide the funds for that purchase in proportion to their respective Participating Interests at the time of that cash call.

7. Representations and Warranties.

A. Miranda and Lincoln hereby incorporate by reference the Participants' representations and warranties contained in Section 3.1 of Form 5A.

B. Miranda and Lincoln hereby represent and warrant that they have received and reviewed full and complete copies of Form 5A, including all Exhibits thereto.

8. Insurance and Indemnity.

A. Lincoln’s Liability Insurance. Lincoln shall, at Lincoln’s sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for injuries to or death of person, Five Hundred Thousand Dollars ($ 500,000) per occurrence for property damage, and with a contractual liability endorsement insuring Lincoln’s performance of Lincoln’s indemnity obligations of this Agreement.

B. Form and Certificates. The policy of insurance required to be carried by Lincoln pursuant to this Section shall be with a company of comparable size and capabilities commensurate with industry standards for insuring similar operations within the State of Nevada. Such policy shall name Miranda as an additional insured and contain a cross liability and severability endorsement. Lincoln’s insurance policy shall also be primary insurance without right of contribution from any policy carried by Miranda. A certificate of insurance and a copy of Lincoln’s insurance policy shall be provided to Miranda before any entry by Lincoln or its agents or employees on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Miranda.

C. Waiver of Subrogation. Lincoln and Miranda each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Miranda or Lincoln and in force at the time of such loss or damage.

D. Waiver and Indemnification. Miranda shall not be liable to Lincoln and Lincoln waives all claims against Miranda for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to Lincoln’s business conducted on the Property. Lincoln shall defend, indemnify and hold harmless Miranda and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by Lincoln or Lincoln’s agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by Lincoln in the performance of any obligation on the part of Lincoln to be performed under the terms of this Agreement (all of the foregoing collectively referred to as “General Indemnity Claims”). Lincoln agrees to defend all General Indemnity Claims on behalf of Miranda, with counsel reasonably acceptable to Miranda. The obligations of Lincoln contained in this Section shall survive the expiration of the term or sooner termination of this Agreement.

9. “After Acquired Properties” means any and all mineral interests staked, located, granted or acquired by or on behalf of either of the parties hereto during the currency of this Agreement which are located, in whole or in part, within two miles of the existing perimeter of the Properties.

The parties covenant and agree, each with the other, that any and all After Acquired Properties shall be subject to the terms and conditions of this Agreement and shall be added to and deemed, for the purposes hereof, to be included in the Property.

10. Liens and Notices of Non Responsibility. Lincoln agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by Lincoln, (except for the right of Lincoln to obtain financing for development or production) and to pay, and defend, indemnify and hold harmless Miranda from and against, all indebtedness and liabilities incurred by or for Lincoln which may or might become a lien, charge or encumbrance; except that Lincoln need not discharge or release any such lien, charge or encumbrance so long as Lincoln disputes or contests the lien, charge or encumbrance and posts a bond sufficient to discharge lien acceptable to Miranda. Subject to Lincoln’s right to post a bond in accordance with the foregoing, if Lincoln does not within thirty (30) days following the imposition of any such lien, charge or encumbrance, cause the same to be released of record, Miranda shall have, in addition to Miranda’s contractual and legal remedies, the right, but not the obligation, to cause the lien to be released by such manner as Miranda deems proper, including payment of the claim giving rise to such lien, charge or encumbrance. All sums paid by Miranda for and all expenses incurred by it in connection with such purpose, including court costs and attorney’s fees, shall be payable by Lincoln to Miranda on demand with interest at an interest rate of LIBOR plus three percent (3%) per annum.

11. "Dollars" and "$". All references to "Dollars" and "$" are to United States Dollars.

12. Force Majeure. The provisions of Section 19.7 of Form 5A are incorporated herein by reference with respect to obligations of Lincoln and time periods for work expenditures under paragraph 3.B above. The blank in that section, for purposes of this Letter Agreement, shall be "two (2)" months.

13. Miranda’s Right to Data and Confidentiality. During the term of this Letter Agreement, Miranda shall have the right to review the accounts and all data and information obtained by Lincoln regarding the Properties, provided that it provides Lincoln with reasonable advance notice of its desire to inspect same and provided further that such information shall be provided to Miranda without any representations or warranties by Lincoln as to the accuracy or completeness of same. Lincoln shall prepare and deliver to Miranda reports of its progress and findings as soon as reasonably possible, if that information is reasonably determined by Lincoln or Miranda to be material for disclosure purposes, and in any event shall be delivered to Miranda on at least an annual basis. All such information shall be kept confidential by the parties and shall not be disclosed except as may be necessary to comply with rules or regulations of any governmental agency or stock exchange. Miranda shall have the right, subject to reasonable advance notice to Lincoln, to prepare and disseminate news releases on the results and progress of Exploration operations on the Properties.

14. Reports. On or before April 1 following each year during which this Agreement is effective, Lincoln shall deliver to Miranda a report of all of Lincoln’s activities conducted on the Properties for the previous calendar year.

15. Inspection. Miranda or Miranda’s duly authorized representatives shall be permitted to enter on the Property and Lincoln’s workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with Lincoln’s operations.

16. Bonds. Lincoln shall secure a bond accepted by the Nevada State Office of the Bureau of Land Management prior to any Exploration work commencing by Lincoln on the Properties.

Alternatively, the Nevada State Office of the Bureau of Land Management has accepted a bond secured by certified funds in the amount of $9,800.00 from Miranda. Lincoln hereby agrees to pay to Miranda the full value of the bond on the Properties prior to any Exploration work commencing on the Properties.

If Lincoln relies on the bond secured by Miranda, then Miranda shall repay to Lincoln any amounts refunded from the Bureau of Land Management in respect of this bond, upon receipt of such funds by Miranda.

17. Governing Law; Jurisdiction and Venue. This Letter Agreement shall be governed by Nevada law, and any disputes hereunder shall be resolved in Nevada State or Federal court.

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first written above.

MIRANDA U.S.A., INC., a Wyoming corporation

“Kenneth Cunningham”

By: Kenneth Cunningham
Title: Presient
Date of Execution:

MIRANDA GOLD CORP., a British Columbia corporation

“Kenneth Cunningham

By: Kenneth Cunningham
Title: President Date of Execution:

LINCOLN Gold Corp., a Nevada corporation

By: “Paul Saxton”
Title: President
Date of Execution:

ATTACHMENT 1 to
Letter Agreement
Between
Lincoln Gold Corp., Miranda U.S.A., Inc.
and Miranda Gold Corp.

  Leases and Agreements
  [Describe by title, parties and date and list patented and unpatented mining claims (with information described in 2 and 3 below) and other properties subject thereto]

  Owned Patented Mining Claims
  [Describe by claim name and patent and mineral survey numbers]

  Owned Unpatented Mining Claims
  [Describe by claim name and county recordation and BLM filing numbers]

  Other Properties
  [Provide legal descriptions]

Schedule “A”

Hercules Property, Lyon County, Nevada

The claims are located in sections 13, 24, 25, and 26, T16N, R22E and Sections 18, 19 and 30, T16N, R23E, MDB&M, Lyon County, Nevada.

	COUNTY	BLM
CLAIM NAME	DOCUMENT NUMBER	NMC NUMBER
Apollo 1	284854	832280
Apollo 3	284855	832281
Apollo 5	284856	832282
Apollo 7	233916	804993
Apollo 9	284857	832283
Apollo 11	284858	832284
Apollo 16	233918	804994
Apollo 17	233919	804995
Apollo 18	284859	832285
Apollo 19	233920	804996
Apollo 20	284860	832286
Apollo 21	233921	804997
Apollo 22	284861	832287
Apollo 23	284862	832288
Apollo 24	233922	804998
Apollo 25	284863	832289
Hercules 1	284864	832290
Hercules 2	233902	804978
Hercules 3	233903	804979
Hercules 4	284865	832291
Hercules 5	284866	832292
Hercules 6	284867	832293
Hercules 7	286114	832294
Hercules 8	286115	832295
Hercules 12	284870	832296
Hercules 13	284871	832297
Hercules 14	284872	832298
Hercules 19	284873	832299
Hercules 44	284874	832300
Hercules 45	284875	832301

Hercules 46	284876	832302
Hercules 47	284877	832303

Hercules 48	233908	804984
Hercules 49	233909	804985
Hercules 50	284878	832304
Hercules 51	284879	832305
Hercules 52	233911	804987
Hercules 53	233912	804988
Hercules 54	284880	832306
Hercules 55	284881	832307

ATTACHMENT 2
to
Letter Agreement
Between
Lincoln Gold Corp., Miranda U.S.A., Inc. and Miranda Gold Corp.

Set forth below are provisions to be inserted in the Sections set forth below of Form 5A:

Items marked * represent the most substantive provisions.

1. Section 2.2: Name under which the Assets are to be managed and operated by the Participants.

*2. Section 2.5: Maximum number of consecutive days that production in commercial quantities can be halted, but that Products still be deemed to be produced on a "continuous basis" for purposes of extending the Agreement's term.

3. Sections 3.2(d) and (e): Assessment year through which the Participant that is the owner of the unpatented claims represents assessment work and maintenance fees have been timely paid.

*4. Section 3.7(a)(v): The aggregate dollar amount that will be deemed to constitute a "Material Loss" for indemnification purposes.

*5. Sections 5.1(a) and (b): Dollar amounts to be credited to the Participants' respective Equity Accounts as their Initial Contributions. In the case of the Participant that is not contributing the Properties, this dollar amount is the earn-in funding requirement.

6. Section 5.2(b): Time period during which the Participant that is not contributing the Properties may withdraw if it determines that conditions may exist on the Properties that, in its judgment, may result in violation of Environmental Laws.

*7. Section 6.3(a): Participating Interest percentage at which a Participant shall be deemed to have withdrawn from the Business and be required to relinquish its Participating Interest. Also, percentages of Net Proceeds and of the Reduced Participant's Equity Account balance as a ceiling on dollar amount of Net Proceeds to be paid to that Participant.

*8. Section 6.3(b): Percentage thresholds for recalculations of adjustments in Participating Interest percentages if money spent by the Non-Reduced Participant varies from original budgeted amount.

9. Section 7.1: Numbers of members on Management Committee and members representing each party.

*10. Section 7.2: The Participating Interest percentage that will determine the decisions of the Management Committee.

11. Section 7.3(a): Location of Management Committee meetings and number of days of advance notice of same that Manager is to provide to the Participants.

12. Section 7.3(b): The number of days advance notice either Participant may call a meeting if a prior meeting did not have a quorum.

13. Section 7.3(c): The number of days advance notice for putting items on the agenda and number of days for Manager to prepare and distribute minutes of meetings.

14. Section 8.1: Name of Manager. [Lincoln]

*15. Section 8.2(g): Dollar threshold of Manager's expenditures that requires prior approval of non-managing Participant.

*16. Section 8.2(i): Maximum dollar value of Assets that can be disposed of by Manager without non-manager's consent.

17. Section 8.2(o): Time period after completion of each Program and Budget in which Manager must submit a detailed final report.

18. Section 8.4: Number of months prior notice the Manager must provide on resignation and number of days in which the other Participant shall have the right to elect to become the Manager.

19. Section 8.4(a): The Participating Interest percentage threshold below which the Manager shall be deemed to have withdrawn.

20. Section 9.3: The number of months prior to the expiration of a Program and Budget that a new proposed Program and Budget for the succeeding year must be prepared by the Manager and submitted to the Management Committee for review and consideration.

21. Section 9.4: Time period after submission of the proposed Program and Budget in which Participant must make its election in writing to approve, modify or reject the proposed Program and Budget.

22. Section 9.6(a): Time period after conclusion of a Program and Budget in which the Manager must report the amount of money spent under that Budget to a Participant who had elected not to participate in that Budget.

*23. Section 9.6(c): Percentages and time periods for a Reduced Participant to reinstate its Participating Interest if the Manager expends a certain amount less than the Adopted Budget.

24. Section 9.7(a): Time period for Manager to submit a Pre-Feasibility Study Program and Budget to the Management Committee after the Committee adopts a proposal for same.

25. Section 9.8(f): Time period after receipt of a Pre-Feasibility Study in which Management Committee must convene a meeting for purposes of reviewing same.

*26. Section 9.9: Time period after selection of an Approved Alternative in which Manager must submit a Program and Budget to the Management Committee for preparation of a Feasibility Study.

27. Section 9.10(a): Amount of time Manager must wait after receipt of a Feasibility Study before submitting a Program and Budget that includes Development to the Management Committee.

28. Section 9.10(b): Time period for Manager to submit a Bid Report to the Management Committee and the percentage limitation on Development costs over adopted Program and Budget.

29. Section 9.11: Time deadline for Manager's submission of Program and Budget for Expansion or Modification after its receipt of a Feasibility Study for same.

30. Section 9.12: Percentage limitation on Budget overruns. [10%]

31. Section 10.2: Number of days working capital to be maintained by Manager.

32. Section 10.3: Interest rate to be applied to delinquent cash call payments. [N/A]

*33. Sections 10.5(b)(i)(A) and (B): Default percentages for calculating dilution. [N/A]

*34. Section 10.5(b)(ii): Percentages of Net Proceeds to be received by the defaulting Participant in the event of its default relating to a Program and Budget cash call.

*35. Section 10.5(c): Number of days a default must run before a non-defaulting Participant shall have the right to elect to purchase the defaulting Participant's Participating Interest, and the percentage of fair market value for which that interest may be purchased. [N/A]

36. Section 10.6(a): Number of days after the end of each calendar year in which an audit must be completed.

37. Section 12.2: Length of time that must run before the Agreement is terminated due to deadlock because of the Management Committee's failure to adopt a Program and Budget.

*38. Section 12.6: Number of months in which a withdrawing Participant must not acquire any properties within the Area of Interest.

39. Sections 13.2, 13.3 and 13.4: Time periods for notice and exercise of option with respect to acquisitions within Area of Interest.

40. Sections 16.2(g)(ii): Time period within which a public auction of an encumbered Participating Interest must be held.

41. Section 17.1: Governing law. [Nevada]

42. Section 17.2: Specification of forum? [Nevada-courts]

43. Section 17.3: Arbitration?

44. Section 19.1: Addresses for notices.

45. Section 19.7: Time period that must run before a delay caused by governmental approvals can constitute Force Majeure.

46. Exhibit B – Accounting Procedures, Section 2.13(a): Percentages for Management Fees during Exploration, Development and Major Construction and Mining Phases.

47. Exhibit D – Definitions – "Expansion" or "Modification": Percentage by which anticipated costs of expansion or modification exceed original capital costs of Development, in order to be deemed to be "material".

*48. Exhibit F – Insurance: The minimum levels of different insurances.

49. Exhibit H – Preemptive Rights: Time periods for election to purchase and percentage thresholds for the transferring Participants and transferee's Net Worth.

ATTACHMENT 3
to
Letter Agreement
Between
Lincoln Gold Corp., Miranda U.S.A., Inc.
and Miranda Gold Corp.

[Attach Copy of Royalty Instrument]

SCHEDULE “B”

“Net Smelter Return” shall mean the aggregate proceeds received by the Optionee from time to time from any smelter or other purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(a)	The cost of transportation of the ores, concentrates or metals from the Property to such smelter or other purchaser, including related insurance;
(b)	Smelting and refining charges including penalties; and

The Optionee shall reserve and pay to the Optionor a NSR equal to three (3%) percent of Net Smelter Return.

Payment of NSR payable to the Optionor hereunder shall be made quarterly within thirty (30) days after the end of each calendar quarter during which the Optionee receives Net Smelter Returns in U.S. dollars or in kind bullion at the discretion of the Optionor. Within sixty (60) days after the end of each calendar quarter for which the NSR are payable to the Optionor, the records relating to the calculation of NSR for such year shall be audited by the Optionee and any adjustments in the payments of NSR to the Optionor shall be made forthwith after completion of the audit. All payments of NSR to the Optionor for a calendar year shall be deemed final and in full satisfaction of all obligations of the Optionee in respect thereof if such payments or the calculations thereof are not disputed by the Optionor within sixty (60) days after receipt by the Optionor of the same audited statement. The Optionee shall maintain accurate records relevant to the determination of the NSR and the Optionor, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.